Exhibit 99.1
                       Press Release Dated April 24, 2003


NEWS ANNOUNCEMENT


Date:               April 24, 2003

Contact:            Susan J. Cooke

To:                 News Media

Release Date:       Immediate



                          COASTAL FINANCIAL CORPORATION
                  ANNOUNCES FISCAL 2003 SECOND QUARTER EARNINGS


Myrtle Beach, South Carolina, (April 24, 2003) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the second fiscal quarter ended March 31, 2003.

Net income for the second quarter of fiscal 2003 increased 11.6% to $2.8 million or $0.26 per share ($0.25 per share diluted), as compared to $2.5 million or $0.23 per share ($0.23 per share diluted) for the same period of fiscal 2002.

Net income for the first two quarters of fiscal 2003 increased 11.7% to $5.5 million or $0.52 per share ($0.50 per share diluted), compared to $4.9 million or $0.46 per share ($0.45 per share diluted) for the same period of fiscal 2002.

In conjunction with the Company's stock repurchase plan which was announced March 6, 2003, the Company repurchased approximately 28,000 shares at an average price of $12.14 per share. At March 31, 2003, approximately 222,000 shares remain available for repurchase under the plan.

At March 31, 2003, assets totaled $1.07 billion, an increase of 34.0% from $798.7 million at March 31, 2002. During the same period, deposits increased
20.7%,  from $556.2 million to $671.2 million,  and loans  receivable  increased
21.2%, from $525.4 million to $636.8 million. In comparing the second quarters of fiscal 2002 and 2003, net interest income after provision for loan losses grew 8.8% to $8.3 million. Returns on average assets and average equity were 1.08% and 15.97%, respectively, for the six months ended March 31, 2003, as compared to 1.27% and 17.07% for the comparable period in fiscal 2002.

At March 31, 2003, non-performing assets to total assets was 0.67% as compared with 0.94% at March 31, 2002.

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, "We are very pleased with the continued earnings momentum of Coastal Financial Corporation for the first two quarters of fiscal 2003, particularly given the difficult business environment created by slowing economic conditions and strong competition for deposits and loans. This continued level of operating performance reflects well on our Commitment to our Customers and Communities, and to our steadfast dedication to our QUEST FOR EXCELLENCE Operating Philosophy."

"During the second quarter of fiscal 2003, we announced an 11.8% increase in fiscal 2003 first quarter net income, a repurchase program to acquire up to 250,000 shares, or approximately 2.4% of the Corporation's outstanding common shares and a $.055 per share cash dividend payable April 25, 2003 to Shareholders of record April 11, 2003. Other notable events and accomplishments during this quarter include the creation of a Small Business Banking Group to provide better focus and execution for the delivery of financial services to the residents and small businesses of the Communities we serve and the attainment of the final stages of readiness for the conversion of our Information Technology platform to a new, state-of-the-art system which will better support our strategic plans. These activities are indicative of the continued growth and progress envisioned under our Vision 2005 Plan, and are an outgrowth of our QUEST FOR EXCELLENCE Operating Philosophy," concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Investor Services, Inc. Coastal Federal Bank, with assets over $1 billion, is a federally chartered and FDIC insured community bank with eighteen offices serving the communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Investor Services engages in the sale of alternative financial products. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.
                             ----------------------
Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-843-918-7600, Herzog, Heine, Geduld, Inc. at 1-800-523-4936,
Knights Securities at 212-336-8690, Spear, Leeds & Kellogg at 1-800-526-3160 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
          Susan J. Cooke - Senior Vice President and Secretary
          Coastal Financial Corporation
          2619 Oak Street
          Myrtle Beach, South Carolina 29577
          (843) 205-2676

Forward Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the "Company") expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements. In addition, statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)

                                                   Three Months Ended                               Six Months Ended
                                          March 31,     March 31,     Percentage         March 31,      March 31,     Percentage
                                            2003          2002          Change             2003           2002          Change
                                            ----          ----          ------             ----           ----          ------

Interest Income                           $14,743       $12,987         13.52%            $29,483       $26,355         11.87%
Interest Expense                            5,625         5,153          9.16%             11,432        10,815          5.70%
                                            -----         -----                            ------        ------

Net Interest Income                         9,118         7,834         16.39%             18,051        15,540         16.16%

Provision for Loan Losses                     870           255        241.18%              1,305           505        158.42%
                                            -----         -----                            ------        ------

Net Interest Income After
  Provision for Loan Losses                 8,248         7,579          8.83%             16,746        15,035         11.38%

Other Income *                              2,715         1,703         59.42%              5,382         3,877         38.82%

General & Administrative
  Expenses  **                              6,683         5,422         23.26%             13,547        11,153         21.46%
                                            -----         -----                            ------        ------

Earnings Before Taxes                       4,280         3,860         10.88%              8,581         7,759         10.59%

Income Taxes                                1,526         1,393          9.55%              3,077         2,832          8.65%
                                            -----         -----                            ------        ------


Net Income                                 $2,754        $2,467         11.63%             $5,504        $4,927         11.71%
                                           ======        ======                            ======        ======


  Basic                                     $0.26         $0.23         13.04%              $0.52         $0.46         13.04%
                                           ======        ======                            ======        ======
  Diluted                                   $0.25         $0.23          8.70%              $0.50         $0.45         11.11%
                                           ======        ======                            ======        ======

Average Common Shares Outstanding
Basic (in thousands)                       10,627        10,584          0.41%             10,601        10,657         -0.53%

Average Common Shares Outstanding
Diluted (in thousands)                     11,052        10,826          2.09%             11,086        10,913          1.58%

Net Interest Margin                         3.87%         4.34%        -10.83%              3.84%         4.33%        -11.32%

Return on Average Assets                    1.05%         1.26%        -16.67%              1.08%         1.27%        -14.96%

Return on Average Equity                   15.69%        17.02%         -7.81%             15.97%        17.07%         -6.44%


* Gains on sales of securities of $301,000 and $515,000 are included in other income for the quarter and six months ended March 31, 2003, respectively. For the quarter and six months ended March 31, 2002, losses were $60,000 and gains were $71,000, respectively.

** Prepayment penalties on FHLB advances of $564,000 and $1.7 million are included in general and administrative expenses for the quarter and six months ended March 31, 2003, respectively. For the quarter and six months ended March 31, 2002, prepayment penalties were $196,000 and $676,000, respectively.





                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)
                                   (CONTINUED)

                                                                                                      Percentage
                                                    At                At                 At           Change from
                                                  March 31,         Sept 30,          March 31,      September 30,
                                                   2003              2002              2002             2002
                                               ............      ...........        ............    ..............

Total Assets                                    $1,069,869         $950,796           $798,694         12.52%

Loans Receivable, Net                             $636,842         $555,545           $525,406         14.63%

Deposits                                          $671,192         $637,081           $556,186          5.35%

Shareholders' Equity                               $70,678          $66,386            $58,396          6.47%

Non-Performing Assets
  To Total Assets  **                                0.67%            0.48%              0.94%         39.58%

Allowance for Loan Losses as a
  Percentage of Total Loans                          1.40%            1.42%              1.41%         -1.41%

Tangible Book Value
  Per Share                                          $6.64            $6.27              $5.52          5.90%


                                                               At or for the
                                                             Three Months Ended
                                                      March 31,            September 30,        Percentage
                                                        2003                   2002               Change
                                                ................       ...................     .............

Credit Quality:
   Non-Performing Loans                               $5,228                  $3,514                48.78%
   Non-Performing Loans as a % of Loans                0.82%                   0.63%                30.16%
   Allowance for Loan Losses as a % of
     Non-Performing Loans                            170.03%                 224.33%               -24.21%
   Non-Performing Assets **                           $7,139                  $4,560                56.56%
   Non-Performing Assets as a % of Loans
     and Foreclosed Property                           1.12%                   0.82%                36.59%
   Net Loan Charge-Offs
     as a % of Average Loans (Annualized)              0.18%                   0.08%               125.00%

Stock Performance
At Quarter End:
   Market Price Per Share of Common Stock             $11.81                  $13.54               -12.78%
   Indicated Annual Dividend                           $0.22                   $0.22                   n/a
   Dividend Yield                                      1.86%                   1.62%                14.81%
   Price/Book Ratio                                  177.86%                 216.00%               -17.66%
   Market Capitalization                            $125,611                $143,358               -12.38%

** Non-performing assets consist of nonaccrual loans, accruing loans 90 days or more past due and real estate owned.